Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS

NOVEMBER SALES RESULTS

Minneapolis, MN, December 2, 2004 – Christopher & Banks Corporation (NYSE: CBK) today reported total sales for the four-week period ended November 27, 2004 rose 12% to $42.5 million from $38.0 million last year, while same-store sales declined 3%.

For the third quarter ended November 27, 2004 total sales increased 12% to $120.6 million from $107.3 million last year, while same-store sales declined 1%.  For the nine months ended November 27, 2004, total sales increased 10% to $319.6 million from $290.4 million last year while same-store sales declined 4%.  As of November 27, 2004, the Company operated 648 stores compared to 535 stores as of November 29, 2003.

Bill Prange, Chairman and Chief Executive Officer, commented, “November results were disappointing as sales were soft, particularly during the final week of the month.  We continued to take the markdowns necessary to keep our inventory fresh, which put added pressure on our margins.  Consequently, we now expect diluted earnings per share for the third quarter ended November 27, 2004 to be $0.21 to $0.22 compared to $0.29 in last year’s third quarter.”

The Company plans to report third quarter earnings and provide an update on December sales trends on December 21, 2004 after the market closes.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 648 women’s specialty stores in 44 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 472 Christopher & Banks stores, 155 C.J. Banks stores and 21 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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